Exhibit 10.9

ALERUS FINANCIAL CORPORATION
2009 STOCK PLAN

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Employee:
Number of Units:	Date of Grant:
Performance Period:
Scheduled Vesting Date:

This is a RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) between Alerus Financial Corporation, a Delaware corporation (the “Company”), and the employee of the Company or an Affiliate of the Company (the “Employee”) specified in the table above. Except as otherwise set forth herein, this Award Agreement is subject to the terms and conditions of the Alerus Financial Corporation 2009 Stock Plan (the “Plan”). Any capitalized term used in this Award Agreement that is not defined herein shall have the meaning set forth in the Plan.

1.              Award The Company hereby grants to Employee on the Date of Grant that number of performance-based restricted stock units (“Units”) equal to the “Number of Units” specified in the table above on the terms and conditions set forth in this Award Agreement and as otherwise provided in the Plan (the “Award”). Each Unit that vests will entitle Employee to receive one Share.

2.              Nature of Units The Units granted pursuant to this Award are bookkeeping entries only and do not provide Employee with any dividend, voting or other rights of a stockholder of the Company; provided, however, Employee shall be entitled to Dividend Equivalents as described in Paragraph 3 of this Award Agreement. The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in [Paragraph 4] of this Award Agreement are satisfied. Neither this Award nor the Units may be sold, transferred, assigned, encumbered or otherwise disposed of, except by will or the laws of descent and distribution in the event of Employee’s death. Any attempt to otherwise transfer this Award or the Units shall be void and without effect.

3.              Dividend Equivalents As part of this RSU award, the participant will receive dividend equivalents during the Performance Period, equal to the amount of dividends declared by the company for one common share of stock during the Performance Period, multiplied by the number of RSUs granted during the same Performance Period.  Dividend equivalents will be accrued and paid in cash at the end of the Performance Period.

4.              Vesting of Restricted Stock Units For purposes of this Award Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date, on which Units subject to this Award vest as provided in this Paragraph 4.

(a)                                 General. Except as otherwise provided in Paragraphs 4(b) and 4(c), the Units subject to this Award shall vest on the Scheduled Vesting Date only if and to the extent the Company satisfies the performance-based objective(s) for the Performance Period as set forth in Schedule A to this Award Agreement. If the Committee certifies that the Company achieved at least its threshold performance-based objective for the Performance Period, then some or all of the Units subject to this Award will vest as of the Scheduled Vesting Date. The portion of the Units subject to this Award that will vest as of the Scheduled Vesting Date will be determined according to the formula specified in Schedule A. Any Units that have not vested on the Scheduled Vesting Date will be forfeited.

(b)                                 Termination of Employment. Except as provided in the following sentences and in Paragraph 4(c), if Employee’s employment with the Company and all of its Affiliates ceases at any time during the Performance Period, this Award shall terminate and all Units subject to this Award shall be forfeited by Employee. If, however, Employee’s employment with the Company and all of its Affiliates ends due to death, Disability, or Retirement, then, upon any such termination, Employee shall become immediately vested in [a pro rata portion of] this Award determined as if a Target Goal level performance-based objective for the Performance Period were achieved. [The pro rata portion of this Award in which Employee will become immediately vested will be based on the full fiscal months of the Performance Period during which Employee was actively employed as a percentage of total fiscal months in the Performance Period.] It is understood that if Employee’s employment ends for any reason during the period between the Vesting Date and the date Shares are to be issued in settlement of Units vested as of the Vesting Date, Employee shall not forfeit any such Units.

(c)                                  Occurrence of Event. If an Event occurs and Employee holds Units subject to this Award Agreement at the time, then one of the following shall occur:

(i)                                     If, pending the Event, the Committee determines that this Award will not continue after the Event or that the successor entity (or its parent) will not agree to provide for the assumption or replacement of this Award with a comparable equity-based award covering shares of the successor entity (or its parent) that would equitably preserve the compensation element of the Award at the time of the Event, then a portion of the Units subject to this Award shall vest and be settled within 30 days of the date of the Committee action to accelerate vesting. That portion shall be equal to the number of Units subject to this Award that would vest as of the Scheduled Vesting Date if the Company were to achieve the Target Goal level performance-based objective for the Performance Period, multiplied by a fraction, the numerator of which is the number of days between the Date of Grant and the date of the Committee action to accelerate vesting, and the denominator of which is the number of days in the Performance Period.

(ii)                                  If, in connection with the Event, subparagraph 4(c)(i) is not applicable and this Award Agreement is continued, assumed or replaced in the manner described in subparagraph 4(c)(i), and if within one year after that Event Employee’s employment with the Company and all of its Affiliates (or with any successor entity) is terminated by the employer for reasons other than Cause, or is terminated by Employee for Good Reason, then a portion of the Units subject to this Award shall immediately vest and be settled within 30 days after the date of Employee’s termination of employment. That portion shall be equal to the number of Units subject to this Award that would vest as of the Scheduled Vesting Date if the Company were to achieve the Target Goal level performance-based objective for the Performance Period, multiplied by a fraction, the numerator of which is the number of days between the Date of Grant and the date of Employee’s termination of employment, and the denominator of which is the number of days in the Performance Period.

(d)                                 Definitions.

(i)                                     “Cause” means what the term is expressly defined to mean in a then-effective employment agreement between Employee and the Company, or, in the absence of any such then-effective agreement or definition, means: (A) Employee’s commission of any act constituting a felony or Employee’s conviction or guilty or no contest plea to any criminal misdemeanor involving fraud, misrepresentation or theft; (B) gross misconduct or any act of fraud, disloyalty or dishonesty by Employee related to or connected with Employee’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (C) a material violation by Employee of the Company’s policies or codes of conduct; or (D) the willful or material breach by Employee of any agreement between Employee and the Company.

(ii)                                  “Disability” means what the term is expressly defined to mean in a then-effective employment agreement between Employee and the Company, or, in the absence of any such then-effective agreement or definition, means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Employee to be unable to perform the duties of Employee’s position of employment or any substantially similar position of employment.

(iii)                               “Good Reason” means what the term is expressly defined to mean in a then-effective employment agreement between Employee and the Company, or, in the absence of any such then-effective agreement or definition, means any of the following conditions arising without the consent of Employee, provided that Employee has first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter: (A) a material diminution in Employee’s base salary; (B) a material diminution in Employee’s authority, duties, or responsibilities; (C) relocation of Employee’s principal office more than 50 miles from its current location; or (D) any other action or inaction that constitutes a material breach by the Company of any terms or conditions of any agreement between the Company and Employee, which breach has not been caused by Employee.

(iv)                              “Retirement” means a voluntary termination of employment by Employee following Employee’s attainment of age 60 provided that Employee has then worked for the Company for at least 10 years.

5.              Settlement of Units; Issuance of Shares

(a)                                 Settlement of Units. Except as otherwise provided in Paragraph 4(c), as soon as practicable after the Scheduled Vesting Date, but no later than March 15 of the year following the Scheduled Vesting Date, the Company shall cause to be issued to Employee (or his or her beneficiary or personal representative) one Share in payment and settlement of each vested Unit. The Company may withhold from the number of such Shares to be delivered in settlement of the Units any Shares required for the payment of withholding taxes as provided in Paragraph 8(a) below.

(b)                                 Issuance of Shares. Upon settlement of the Units, the Company shall cause Shares to be issued in the name of Employee, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares.

6.              Adjustments in Certain Events Pursuant and subject to Section 4(c) of the Plan, certain changes in the number or character of the Shares (through merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other event) shall result in an equitable adjustment to avoid dilution or enlargement of Employee’s rights with respect to any Units subject to this Award which have not yet been settled.

7.              Other Requirements

(a)                                 Confidential Information. Except as permitted by the Company, Employee shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its affiliates, any confidential, proprietary, or secret knowledge or information of the Company or its affiliates that Employee has acquired or will acquire about the Company or its affiliates, whether developed by himself or herself or by others, concerning (i) any trade secrets; (ii) any confidential, proprietary, or secret designs, programs, processes, formulate, plans devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect or the business of the Company or of its affiliates; (iii) any customer or supplier lists; (iv) any confidential, proprietary, or secret development or research work; (v) any strategic or other business, marketing, or sales plans; (vi) any financial data or plans; or (vii) any other confidential, proprietary, or secret information about any aspect or the business of the Company or of its affiliates. Employee acknowledges that the knowledge and information described above constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its affiliates would be wrongful and would cause irreparable harm to the Company. Employee shall not intentionally commit any act that would materially reduce the value of such knowledge or information to the Company or its affiliates. The foregoing obligations or confidentially shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Award Agreement, (ii) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company or its affiliates, or (iii) is required to be disclosed by law or legal process. Employee’s obligations under this Award Agreement to maintain the confidentiality of the Company’s confidential, proprietary, and secret information are in addition to any obligations of Employee under applicable statutory or common law.

(b)                                 Return of Records and Property. Upon termination or Employee’s employment, or at any time upon the Company’s request, Employee shall promptly deliver to the Company all Company and affiliate records and all Company and affiliate property in his or her possession or under his or her control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, sources codes, data, tables, or calculations, and all copies thereof; documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or its affiliates and all copies thereof; and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or an affiliate.

8.              Miscellaneous

(a)                                 Income Tax Matters.

(i)                                     In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee.

(ii)                                  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s federal and state income tax withholding obligations arising from the receipt of Shares, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company Shares already owned by Employee having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares. Employee’s election must be made on or before the date that the amount of tax to be withheld is determined.

(b)                                 Plan Provisions Control. In the event that any provision of this Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Notwithstanding the foregoing, as a condition to receiving this Award, Employee acknowledges and agrees that Employee shall have no right pursuant to Section 6(c)(iv) (“Restricted Stock Units Cash Election”) of the Plan to make an election to receive any portion of this Award in cash.

(c)                                  No Right to Employment. The issuance of this Award, the Units or any Shares hereunder shall not be construed as giving Employee the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director, of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Employee from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or this Award Agreement. Nothing in this Award Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. This Award shall not form any part of the wages or salary of Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under this Award Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Employee shall be deemed to have accepted all the conditions of the Plan and this Award Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(d)                                 Governing Law. The validity, construction and effect of the Plan and this Award Agreement, and any rules and regulations relating to the Plan and this Award Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(e)                                  Securities Matters. The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(f)                                   Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

(g)                                  No Trust or Fund Created. Neither the Plan nor this Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Employee or any other person.

(h)                                 Headings. Headings are given to the Paragraphs and subparagraphs of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

IN WITNESS WHEREOF, the Company and Employee have executed this Performance-Based Restricted Stock Unit Award Agreement on the date set forth in the first paragraph.

Alerus Financial Corporation

By:
Name:
Title:

Employee

Name: